Exhibit 99.1

Gorman-Rupp Reports Fourth Quarter and Full-Year 2020 Financial Results

MANSFIELD, Ohio--(BUSINESS WIRE)--February 5, 2021--The Gorman-Rupp Company (NYSE: GRC) reports financial results for the fourth quarter and year ended December 31, 2020.

Fourth Quarter 2020 Highlights

  Fourth quarter earnings per share were $0.26 compared to $0.32 per share for the fourth quarter of 2019
    Fourth quarter of 2020 included a non-cash pension settlement charge of $0.01 per share
    Fourth quarter of 2019 included a favorable LIFO impact of $0.04 per share
  Net sales decreased 11.9% or $11.2 million compared to the fourth quarter of 2019
  Fourth quarter ending backlog increased 7.8% compared to the same period in 2019 and increased 11.0% compared to the third quarter of 2020

Net sales for the fourth quarter of 2020 were $82.5 million compared to net sales of $93.7 million for the fourth quarter of 2019, a decrease of 11.9% or $11.2 million. Domestic sales decreased 7.4% or $4.7 million and international sales decreased 21.3% or $6.5 million compared to the same period in 2019.

Sales in our water markets decreased 6.7% or $4.2 million in the fourth quarter of 2020 compared to the fourth quarter of 2019. Sales in the agriculture and construction markets increased $1.4 million and $0.9 million, respectively. The increases were offset by sales decreases in the fire market of $3.5 million, municipal market of $1.8 million, and repair market of $1.2 million primarily as a result of the COVID-19 pandemic.

Sales in our non-water markets decreased 23.2% or $7.0 million in the fourth quarter of 2020 compared to the fourth quarter of 2019 primarily as a result of the COVID-19 pandemic, along with reduced demand from midstream oil and gas customers and softness in oil and gas drilling activity. Sales in the industrial market decreased $4.3 million, sales in the petroleum market decreased $1.4 million, and sales in the OEM market decreased $1.3 million.

International sales were $23.9 million in the fourth quarter of 2020 compared to $30.4 million in the same period last year and represented 29% and 32% of total sales, respectively. The decrease in international sales was across most of the markets the Company serves.

Gross profit was $21.3 million for the fourth quarter of 2020, resulting in gross margin of 25.8%, compared to gross profit of $25.4 million and gross margin of 27.1% for the same period in 2019. Gross margin decreased 130 basis points principally due to a 120 basis point more favorable LIFO impact in the fourth quarter of 2019.

Selling, general and administrative (“SG&A”) expenses were $12.9 million and 15.6% of net sales for the fourth quarter of 2020 compared to $15.3 million and 16.4% of net sales for the same period in 2019. SG&A expenses decreased 16.2% or $2.4 million due to reduced payroll related and travel expenses combined with overall expense management. SG&A expenses as a percentage of sales decreased 70 basis points as payroll related and travel expense reductions exceeded the decrease in sales.

Operating income was $8.4 million for the fourth quarter of 2020, resulting in an operating margin of 10.2%, compared to operating income of $10.0 million and operating margin of 10.7% for the same period in 2019. Operating margin decreased 50 basis points primarily as a result of the more favorable LIFO impact in the fourth quarter of 2019 of 120 basis points and the loss of leverage on fixed manufacturing costs from lower sales volume, partially offset by improved SG&A leverage in the current period.

Other income (expense), net was expense of $0.1 million for the fourth quarter of 2020 compared to income of $0.5 million for the same period in 2019. The decrease to income was in part due to non-cash pension settlement charges of $0.2 million.

Net income was $6.8 million for the fourth quarter of 2020 compared to $8.3 million in the fourth quarter of 2019, and earnings per share were $0.26 and $0.32 for the respective periods. Earnings per share for the fourth quarter of 2020 included a non-cash pension settlement charge of $0.01 per share. Earnings per share for the fourth quarter of 2019 included a favorable LIFO impact of $0.04 per share.

Full Year 2020 Highlights

Net sales for 2020 were $349.0 million compared to $398.2 million for 2019, a decrease of 12.4% or $49.2 million. Domestic sales decreased 10.3% or $28.4 million while international sales decreased 17.0% or $20.8 million compared to 2019. Sales have decreased across most of our markets primarily as a result of the COVID-19 pandemic, along with a slowdown in the oil and gas industry.

Sales in our water markets decreased 9.4% or $25.9 million in 2020 compared to 2019. Sales in the agriculture market increased $1.5 million. This increase was offset by decreases in the construction market of $11.3 million driven primarily by softness in oil and gas drilling activity. Decreases in the repair market of $5.6 million, municipal market of $5.3 million, and fire protection market of $5.2 million were a result of the COVID-19 pandemic.

Sales in our non-water markets decreased 18.9% or $23.3 million in 2020 compared to 2019 primarily as a result of the COVID-19 pandemic, along with reduced demand from midstream and downstream oil and gas customers and softness in oil and gas drilling activity. Sales in the OEM market decreased $8.3 million, sales in the industrial market decreased $7.8 million and sales in the petroleum market decreased $7.2 million.

International sales were $102.1 million in 2020 compared to $122.9 million in 2019 and represented 29% and 31% of total sales for the Company, respectively. International sales decreased most notably in the fire protection and all non-water markets.

Gross profit was $89.6 million for 2020, resulting in gross margin of 25.7%, compared to gross profit of $102.7 million and gross margin of 25.8% for 2019. Gross margin decreased 10 basis points largely due to an unfavorable LIFO impact of 60 basis points compared to 2019 and decreased 120 basis points from the loss of leverage on fixed labor and overhead attributable to lower sales volume. Largely offsetting these items were lower material costs of 170 basis points compared to 2019.

SG&A expenses were $53.8 million and 15.4% of net sales for 2020 compared to $58.8 million and 14.8% of net sales for 2019. SG&A expenses decreased 8.6% or $5.0 million due to reduced payroll related and travel expenses combined with overall expense management. SG&A expenses as a percentage of sales increased 60 basis points primarily as a result of loss of leverage from lower sales volume.

Operating income was $35.8 million for 2020, resulting in an operating margin of 10.2%, compared to operating income of $43.8 million and operating margin of 11.0% for 2019. Operating margin decreased 80 basis points primarily as a result of loss of leverage from lower sales volume.

Other income (expense), net was $4.5 million of expense for 2020 compared to income of $1.3 million for the same period in 2019. The increase to expense was due primarily to a non-cash pension settlement charge of $4.6 million.

Net income was $25.2 million for 2020 compared to $35.8 million in 2019, and earnings per share were $0.97 for 2020 and $1.37 for 2019. Earnings per share in 2020 included a non-cash pension settlement charge of $0.14 per share. In 2019, earnings benefited from a favorable LIFO impact of $0.04 per share.

The Company’s effective tax rate decreased to 17.9% for the fourth quarter of 2020 from 21.2% for the fourth quarter of 2019. The Company’s effective tax rate was 19.4% for 2020 compared to 20.7% for 2019. The effective tax rate for 2020 was impacted by an increased benefit from credits and permanent items over a lower pretax income as well as a favorable tax rate benefit on foreign operations. We expect our effective tax rate for 2021 to be between 21.0% and 23.0%.

The Company’s backlog of orders was $113.1 million at December 31, 2020 compared to $105.0 million at December 31, 2019, an increase of 7.7%. Incoming orders decreased 8.7% for the full year and decreased 4.3% for the fourth quarter of 2020 compared to the same periods in 2019. Incoming orders were down across most markets the Company serves driven primarily by the COVID-19 pandemic and a slowdown in the oil and gas industry. However, incoming orders for the fourth quarter of 2020 increased 16.0% compared to the third quarter of 2020.

Capital expenditures for 2020 were $8.0 million and consisted primarily of machinery and equipment and building improvements. Capital expenditures for the full-year 2021 are presently planned to be in the range of $15-$20 million.

Jeffrey S. Gorman, Chairman and CEO commented, “Despite the unprecedented global challenges of COVID-19, we ended 2020 in strong financial condition and well positioned for the future. While the ongoing impact of the global pandemic on the economy remains uncertain, we are prepared for the eventual recovery. We have continued to focus on our long-term strategic initiatives across our diverse markets, built on our strong inventory position while also maintaining our highly skilled workforce.

We begin 2021 with an increase in backlog from the same time last year, however we expect sales during the first half of the year to continue to be challenging due to the world-wide pandemic. During this time we will continue to manage our SG&A expenses, while at the same time remaining focused on initiatives that will contribute to our long term growth. Our balance sheet, cash position and on-going positive cash flow allow us to continue to look for the right opportunities that will supplement our growth for new and existing products and markets. Our outlook for the longer term remains very positive.

I would like to again thank the Gorman-Rupp team as well as our customers, suppliers and shareholders for their support as we managed through these challenging times. Without your support and cooperation we would not have been able to address these challenges as successfully as we have.”

About The Gorman-Rupp Company

Founded in 1933, The Gorman-Rupp Company is a leading designer, manufacturer and international marketer of pumps and pump systems for use in diverse water, wastewater, construction, dewatering, industrial, petroleum, original equipment, agriculture, fire protection, heating, ventilating and air conditioning (HVAC), military and other liquid-handling applications.

Forward-Looking Statements

In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, The Gorman-Rupp Company provides the following cautionary statement: This news release contains various forward-looking statements based on assumptions concerning The Gorman-Rupp Company’s operations, future results and prospects. These forward-looking statements are based on current expectations about important economic, political, and technological factors, among others, and are subject to risks and uncertainties, which could cause the actual results or events to differ materially from those set forth in or implied by the forward looking statements and related assumptions. Such factors include, but are not limited to: (1) continuation of the current and projected future business environment, including the duration and scope of the COVID-19 pandemic, the impact of the pandemic and actions taken in response to the pandemic; (2) highly competitive markets; (3) availability and costs of raw materials; (4) loss of key personnel; (5) cyber security threats; (6) intellectual property security; (7) acquisition performance and integration; (8) compliance with, and costs related to, a variety of import and export laws and regulations; (9) environmental compliance costs and liabilities; (10) exposure to fluctuations in foreign currency exchange rates; (11) conditions in foreign countries in which The Gorman-Rupp Company conducts business; (12) changes in our tax rates and exposure to additional income tax liabilities; (13) impairment in the value of intangible assets, including goodwill; (14) defined benefit pension plan settlement expense; (15) family ownership of common equity; and (16) risks described from time to time in our reports filed with the Securities and Exchange Commission. Except to the extent required by law, we do not undertake and specifically decline any obligation to review or update any forward-looking statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments or otherwise.

For additional information, contact James C. Kerr, Chief Financial Officer, Telephone (419) 755-1548.

The Gorman-Rupp Company
Condensed Consolidated Statements of Income (Unaudited)
(thousands of dollars, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019

Net sales	$82,500	$93,692	$348,967	$398,179
Cost of products sold	61,213	68,314	259,412	295,504

Gross profit	21,287	25,378	89,555	102,675

Selling, general and
administrative expenses	12,851	15,330	53,802	58,835

Operating income	8,436	10,048	35,753	43,840

Other income (expense), net	(146)	534	(4,507)	1,326

Income before income taxes	8,290	10,582	31,246	45,166
Income taxes	1,483	2,244	6,058	9,351

Net income	$6,807	$8,338	$25,188	$35,815

Earnings per share	$0.26	$0.32	$0.97	$1.37

The Gorman-Rupp Company
Condensed Consolidated Balance Sheets (Unaudited)
(thousands of dollars, except share data)

	December 31,	December 31,
	2020	2019
Assets
Cash and cash equivalents	$108,203	$80,555
Accounts receivable, net	50,763	65,433
Inventories, net	82,686	75,997
Prepaid and other	5,169	5,680

Total current assets	246,821	227,665

Property, plant and equipment, net	108,666	111,779

Other assets	4,795	8,320

Goodwill and other intangible assets, net	34,175	34,996

Total assets	$394,457	$382,760

Liabilities and shareholders' equity
Accounts payable	$9,466	$16,030
Accrued liabilities and expenses	29,035	29,465

Total current liabilities	38,501	45,495

Pension benefits	9,232	1,040

Postretirement benefits	28,250	24,453

Other long-term liabilities	2,961	3,894

Total liabilities	78,944	74,882

Shareholders' equity	315,513	307,878

Total liabilities and shareholders' equity	$394,457	$382,760

Shares outstanding	26,101,992	26,067,502

Contacts

Brigette A. Burnell
Corporate Secretary
The Gorman-Rupp Company
Telephone (419) 755-1246
NYSE: GRC